Exhibit 99.1

Blackstone Products Announces Participation in the 24th Annual ICR Conference

LOGAN, Utah & NEW YORK--(BUSINESS WIRE)--Blackstone Products ("Blackstone" or the "Company"), an innovative and design-driven company that is redefining the outdoor cooking experience with griddle cooking appliances and accessories, and Ackrell SPAC Partners I Co. ("Ackrell") (Nasdaq: ACKIU), a publicly-traded special purpose acquisition company, today announced that the Company is scheduled to present at the 24th Annual ICR Conference, held virtually, on Tuesday, January 11, 2022 at 10:30 am Eastern Time. Roger Dahle, Chief Executive Officer, and James McCormick, Chief Financial Officer, will host the presentation.

The presentation will be webcast live over the internet and can be accessed on the Company’s Investor Relations website, Investor Relations – Blackstone Products .

About Blackstone Products

Blackstone Products, headquartered in Logan, UT, is fundamentally redefining how people cook outdoors. The company specializes in outdoor griddles which allow users to cook a wider variety of foods faster and more often. Blackstone’s robust product line features innovative and easy-to-use griddles, accessories and consumables that enhance outdoor cooking and make it more enjoyable and accessible to all for every meal. Blackstone believes in helping people create an experience with food that brings family and friends together.

About Ackrell SPAC Partners I Co.

Ackrell is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While Ackrell may pursue an acquisition in any business industry or sector, it intends to concentrate its efforts on identifying businesses in the branded fast-moving consumer goods industry.

Ackrell is led by Chairman Michael Ackrell, Vice Chairman Shannon Soqui, Chief Executive Officer Jason Roth, Chief Operating Officer and President Stephen Cannon, and Chief Financial Officer Long Long.

Contacts

MEDIA AND INVESTORS
ICR
Blackstone@icrinc.com